Exhibit 99.1

URBAN OUTFITTERS, INC.

Second Quarter Results

Philadelphia, PA – August 27, 2025

For Immediate Release	Contact:	Oona McCullough
Executive Director of Investor Relations
(215) 454-4806

URBN Reports Record Q2 Sales and Income

PHILADELPHIA, PA, August 27, 2025 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands including the Anthropologie, Free People, FP Movement, Urban Outfitters and Nuuly brands, today announced record net income of $143.9 million and earnings per diluted share of $1.58 for the three months ended July 31, 2025. For the six months ended July 31, 2025, net income was a record $252.2 million and earnings per diluted share were $2.73.

Total Company net sales for the three months ended July 31, 2025, increased 11.3% to a record $1.50 billion. Total Retail segment net sales increased 7.8%, with comparable Retail segment net sales increasing 5.6%. The increase in Retail segment comparable net sales was driven by mid single-digit positive growth in both retail store sales and digital channel sales. Comparable Retail segment net sales increased 6.7% at Free People, 5.7% at Anthropologie and 4.2% at Urban Outfitters. Subscription segment net sales increased by 53.2% primarily driven by a 48.1% increase in average active subscribers in the current quarter versus the prior year quarter. Wholesale segment net sales increased 18.1% driven by a 19.5% increase in Free People wholesale sales primarily due to an increase in sales to specialty customers.

For the six months ended July 31, 2025, total Company net sales increased 11.0% to a record $2.83 billion. Total Retail segment net sales increased 7.1%, with comparable Retail segment net sales increasing 5.2%. The increase in Retail segment comparable net sales was driven by mid single-digit positive growth in both retail store sales and digital channel sales. Comparable Retail segment net sales increased 6.3% at Anthropologie, 5.0% at Free People and 3.2% at Urban Outfitters. Subscription segment net sales increased by 56.1% primarily driven by a 50.3% increase in average active subscribers in the current period versus the prior year period. Wholesale segment net sales increased 21.0% driven by a 22.4% increase in Free People wholesale sales primarily due to an increase in sales to specialty customers.

“We are proud to announce record revenues, profits, and earnings per share for the quarter,” said Richard A. Hayne, Chief Executive Officer. “Our success was broad-based, with all five brands achieving positive comparable sales across all geographies. We saw exceptional performance across all of our segments—Retail, Subscription, and Wholesale—and believe these results reflect the strength of our brands, the effectiveness of our strategy, and the talent of our teams. We are confident in our continued momentum,” finished Mr. Hayne.

Net sales by brand and segment for the three and six-month periods were as follows:

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2025	2024	2025	2024
Net sales by brand
Anthropologie	$606,954	$569,100	$1,176,885	$1,095,485
Free People	415,014	365,129	768,126	683,820
Urban Outfitters	333,171	316,715	606,676	586,973
Nuuly	138,932	90,696	263,286	168,638
Menus & Venues	10,684	10,319	19,283	17,775
Total Company	$1,504,755	$1,351,959	$2,834,256	$2,552,691

Net sales by segment
Retail Segment	$1,289,269	$1,196,456	$2,419,779	$2,259,141
Subscription Segment	138,932	90,696	263,286	168,638
Wholesale Segment	76,554	64,807	151,191	124,912
Total Company	$1,504,755	$1,351,959	$2,834,256	$2,552,691

For the three months ended July 31, 2025, the gross profit rate increased by 113 basis points compared to the three months ended July 31, 2024, and gross profit dollars increased 14.8% to $566.2 million from $493.3 million. The increase in gross profit rate was primarily due to improved Retail segment markdowns primarily driven by lower markdowns at the Urban Outfitters brand and leverage in occupancy costs due to the increase in comparable Retail segment and Subscription segment net sales. The increase in gross profit dollars was due to higher net sales and the improved gross profit rate.

For the six months ended July 31, 2025, the gross profit rate increased by 191 basis points compared to the six months ended July 31, 2024, and gross profit dollars increased 17.0% to $1.06 billion from $901.7 million. The gross profit rate benefited from a non-recurring gain of $4.8 million, or 17 basis points, recorded in the first quarter of fiscal 2026 and store impairment and lease abandonment charges of $4.6 million, or 18 basis points, recorded in the first quarter of fiscal 2025 not repeated in the current year period. The remaining 156 basis point increase in gross profit rate was primarily due to improved Retail segment markdowns primarily driven by lower markdowns at the Urban Outfitters brand and leverage in occupancy costs due to the increase in comparable Retail segment and Subscription segment net sales. The increase in gross profit dollars was due to higher net sales and the improved gross profit rate.

As of July 31, 2025, total inventory increased by $91.5 million, or 15.1%, compared to total inventory as of July 31, 2024. Total Retail segment inventory increased by 15.0% and comparable Retail segment inventory increased by 11.3%. Wholesale segment inventory increased by 16.4%. The increase in inventory for both segments was due to increased sales and planned early receipts of merchandise.

For the three months ended July 31, 2025, selling, general and administrative expenses increased by $43.6 million, or 12.5%, compared to the three months ended July 31, 2024. Selling, general and administrative expenses deleveraged 28 basis points as a percentage of net sales compared to the three months ended July 31, 2024. The deleverage in selling, general and administrative expenses as a percentage of net sales was primarily related to increased marketing expenses to support customer growth and increased sales in the Retail and Subscription segments. The dollar growth in selling, general and administrative expenses was primarily related to increased marketing expenses to support customer growth and increased sales in the Retail and Subscription segments, as well as increased store payroll expenses to support the Retail segment stores net sales growth.

For the six months ended July 31, 2025, selling, general and administrative expenses increased by $70.7 million, or 10.4%, compared to the six months ended July 31, 2024. Selling, general and administrative expenses leveraged 16 basis points as a percentage of net sales compared to the six months ended July 31, 2024. The leverage in selling, general and administrative expenses as a percentage of net sales was primarily related to lower litigation expenses in the current year period as compared to the prior year period. The dollar growth in selling, general and administrative expenses was primarily related to increased marketing expenses to support customer growth and increased sales in the Retail and Subscription segments, as well as increased store payroll expenses to support the Retail segment stores net sales growth.

The Company’s effective tax rate for the three months ended July 31, 2025, was 21.5%, compared to 23.0% in the three months ended July 31, 2024. The Company’s effective tax rate for the six months ended July 31, 2025, was 21.5%, compared to 23.2% in the six months ended July 31, 2024. The decrease in the effective tax rate for the three and six months ended July 31, 2025, was primarily attributable to the ratio of foreign taxable earnings to global taxable earnings and the release of certain state and local valuation allowances.

Net income for the three months ended July 31, 2025, was a record $143.9 million and earnings per diluted share were $1.58. Net income for the six months ended July 31, 2025, was a record $252.2 million and earnings per diluted share were $2.73.

On June 4, 2019, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program. During the six months ended July 31, 2025, the Company repurchased and subsequently retired 3.3 million shares for approximately $152 million. During the twelve months ended January 31, 2025, the Company repurchased and subsequently retired 1.2 million shares for approximately $52 million. As of July 31, 2025, 14.7 million common shares were remaining under the program.

During the six months ended July 31, 2025, the Company opened a total of 27 new retail locations including: 19 Free People stores (including 10 FP Movement stores), 4 Anthropologie stores and 4 Urban Outfitters stores; and closed 4 retail locations including: 2 Free People stores and 2 Urban Outfitters stores.

Urban Outfitters, Inc. offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 257 Urban Outfitters stores in the United States, Canada and Europe and websites; 247 Free People stores (including 73 FP Movement stores) in the United States, Canada and Europe, catalogs and websites; 243 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; 9 Menus & Venues restaurants; 7 Urban Outfitters franchisee-owned stores and 2 Anthropologie franchisee-owned stores as of July 31, 2025. Free People, FP Movement and Urban Outfitters wholesale sell their products through department and specialty stores worldwide, digital businesses and the Company’s Retail segment. Nuuly is primarily a women’s apparel subscription rental service which offers a wide selection of rental product from the Company’s own brands, third-party brands and one-of-a-kind vintage pieces.

A conference call will be held today to discuss second quarter results and will be webcast at 5:00 pm. ET at: https://edge.media-server.com/mmc/p/itmnjypu/.

As used in this document, unless otherwise defined, "Anthropologie" refers to the Company’s Anthropologie and Terrain brands and "Free People" refers to the Company’s Free People and FP Movement brands.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: overall economic and market conditions (including current levels of inflation) and worldwide political events and the resultant impact on consumer spending patterns and our pricing power, the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, the effects of the implementation of the United Kingdom's withdrawal from membership in the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions and legal or regulatory changes, any effects of war, including geopolitical instability, impacts of the conflict in the Middle East and impacts of the war between Russia and Ukraine and from related sanctions imposed by the United States, European Union, United Kingdom and others, terrorism and civil unrest, natural disasters, severe or unseasonable weather conditions (including as a result of climate change) or public health crises (such as the coronavirus (COVID-19)), labor shortages and increases in labor costs, raw material costs and transportation costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, response to new concepts, our ability to integrate acquisitions, risks associated with digital sales, our ability to maintain and expand our digital sales channels, any material disruptions or security breaches with respect to our technology systems, our effective utilization of technological advancements, including in artificial intelligence, the departure of one or more key senior executives, import risks (including any shortage of transportation capacities or delays at ports), changes to U.S. and foreign trade policies (including the enactment of tariffs such as retaliatory tariffs, border adjustment taxes or increases in duties or quotas, the unexpected closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, failure of our manufacturers and third-party vendors to comply with our social compliance program, risks related to environmental, social and governance activities, changes in our effective income tax rate, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in our filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2025	2024	2025	2024
Net sales	$1,504,755	$1,351,959	$2,834,256	$2,552,691
Cost of sales (excluding store impairment and lease abandonment charges)	938,594	858,674	1,779,031	1,646,420
Store impairment and lease abandonment charges	—	—	—	4,601
Gross profit	566,161	493,285	1,055,225	901,670
Selling, general and administrative expenses	391,774	348,150	752,611	681,911
Income from operations	174,387	145,135	302,614	219,759
Other income, net	8,886	7,429	18,532	13,675
Income before income taxes	183,273	152,564	321,146	233,434
Income tax expense	39,408	35,079	68,934	54,184
Net income	$143,865	$117,485	$252,212	$179,250

Net income per common share:
Basic	$1.60	$1.26	$2.78	$1.93
Diluted	$1.58	$1.24	$2.73	$1.89

Weighted-average common shares outstanding:
Basic	89,667,451	93,071,401	90,692,646	93,097,694
Diluted	91,167,981	94,684,003	92,304,624	94,842,065

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales (excluding store impairment and lease abandonment charges)	62.4%	63.5%	62.8%	64.5%
Store impairment and lease abandonment charges	—	—	—	0.2%
Gross profit	37.6%	36.5%	37.2%	35.3%
Selling, general and administrative expenses	26.0%	25.8%	26.5%	26.7%
Income from operations	11.6%	10.7%	10.7%	8.6%
Other income, net	0.6%	0.6%	0.6%	0.5%
Income before income taxes	12.2%	11.3%	11.3%	9.1%
Income tax expense	2.6%	2.6%	2.4%	2.1%
Net income	9.6%	8.7%	8.9%	7.0%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	July 31,	January 31,	July 31,
	2025	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$332,171	$290,481	$209,129
Marketable securities	290,664	319,949	352,360
Accounts receivable, net of allowance for doubtful accounts of $2,388, $1,384 and $1,429, respectively	86,922	74,014	78,749
Inventory	696,199	621,146	604,667
Prepaid expenses and other current assets	213,356	187,206	228,966
Total current assets	1,619,312	1,492,796	1,473,871
Property and equipment, net	1,376,811	1,331,077	1,314,923
Operating lease right-of-use assets	1,011,840	942,666	941,404
Marketable securities	366,336	410,208	209,469
Other assets	336,494	342,733	319,156
Total Assets	$4,710,793	$4,519,480	$4,258,823

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$335,985	$295,767	$299,351
Current portion of operating lease liabilities	227,105	227,149	227,987
Accrued expenses, accrued compensation and other current liabilities	533,058	552,763	483,080
Total current liabilities	1,096,148	1,075,679	1,010,418
Non-current portion of operating lease liabilities	953,025	871,209	875,174
Other non-current liabilities	81,228	101,088	131,798
Total Liabilities	2,130,401	2,047,976	2,017,390

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 89,696,293, 92,281,748 and 92,260,283 shares issued and outstanding, respectively	9	9	9
Additional paid-in-capital	7,277	15,067	—
Retained earnings	2,604,741	2,503,068	2,279,856
Accumulated other comprehensive loss	(31,635)	(46,640)	(38,432)
Total Shareholders’ Equity	2,580,392	2,471,504	2,241,433
Total Liabilities and Shareholders’ Equity	$4,710,793	$4,519,480	$4,258,823

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(amounts in thousands)

(unaudited)

	Six Months Ended
	July 31,
	2025	2024
Cash flows from operating activities:
Net income	$252,212	$179,250
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61,400	56,552
Non-cash lease expense	106,546	103,146
Provision for deferred income taxes	11,608	9,208
Share-based compensation expense	14,956	15,556
Amortization of tax credit investment	8,587	8,760
Store impairment and lease abandonment charges	—	4,601
Loss on disposition of property and equipment, net	262	420
Changes in assets and liabilities:
Receivables	(12,025)	(11,606)
Inventory	(70,611)	(54,050)
Prepaid expenses and other assets	(25,095)	(48,318)
Payables, accrued expenses and other liabilities	23,336	16,858
Operating lease liabilities	(120,130)	(116,563)
Net cash provided by operating activities	251,046	163,814
Cash flows from investing activities:
Cash paid for property and equipment	(107,549)	(98,854)
Cash paid for marketable securities	(220,293)	(166,428)
Sales and maturities of marketable securities	295,861	204,145
Net cash used in investing activities	(31,981)	(61,137)
Cash flows from financing activities:
Proceeds from the exercise of stock options	928	851
Share repurchases related to share repurchase program	(151,935)	(52,262)
Share repurchases related to taxes for share-based awards	(21,144)	(14,977)
Tax credit investment liability payments	(8,437)	(2,713)
Net cash used in financing activities	(180,588)	(69,101)
Effect of exchange rate changes on cash and cash equivalents	3,213	(2,768)
Increase in cash and cash equivalents	41,690	30,808
Cash and cash equivalents at beginning of period	290,481	178,321
Cash and cash equivalents at end of period	$332,171	$209,129